UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2024

Spirit Airlines, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35186	38-1747023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1731 Radiant Drive

Dania Beach, Florida 33004

(Address of principal executive offices, including zip code)

(954) 447-7920

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SAVE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2024, Spirit Airlines, Inc. (“Spirit” or the “Company”) announced the appointment of Frederick A. Cromer as Executive Vice President and Chief Financial Officer of the Company, effective July 8, 2024.

Mr. Cromer, 60, brings three decades of experience in the aviation industry, with expertise in financial management, strategic planning, treasury and operations. He has held numerous executive positions over his career, most recently serving as Chief Executive Officer, and previously Chief Financial Officer, of Xwing, Inc., a fast-growing aviation technology company and pioneer in developing the world’s first autonomous regional cargo aircraft. Prior to Xwing, Mr. Cromer served as President of Bombardier Commercial Aircraft from 2015 to 2020, President of International Lease Finance Corporation from 2008 to 2015, and Chief Financial Officer and Vice President at ExpressJet Airlines from 1998 to 2008. Mr. Cromer received an A.B. in Economics from University of Michigan and an MBA in Finance from DePaul University.

In connection with Mr. Cromer’s appointment, the Company entered into an offer letter pursuant to which he will receive an annual base salary of $610,000. He will also be eligible for a target bonus of 100% of his annual base salary earned based on Company and individual performance. Mr. Cromer will receive a signing bonus of $200,000 (subject to applicable withholdings) and an initial long-term incentive (“LTI”) award of $1,000,000 in grant date value, comprised of 50% restricted stock units vesting in equal annual installments over three years and 50% in the form of time-based cash vesting in equal annual installments over three. Mr. Cromer will be eligible to receive annual LTI awards pursuant to the Spirit Airlines, Inc. 2024 Incentive Award Plan, with an annual target award value of $1,500,000.

The Company will provide Mr. Cromer with its standard form of indemnification agreement in the form filed as Exhibit 10.24 of Amendment No. 3 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on November 19, 2010.

There are no arrangements or understandings between Mr. Cromer and any other person pursuant to which he was appointed. Mr. Cromer has no family relationship with any director or other executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Cromer has an interest requiring disclosure under Item 404(a) of Regulation S-K.

After conducting an extensive benchmarking analysis with the assistance of independent advisers, and in view of the restrictions on executive compensation in recent years due to limitations under the CARES Act and under the merger agreement with JetBlue, the Compensation Committee of the Company’s Board of Directors also approved adjustments to other named executive officers, effective July 1, 2024, as follows: (i) for Mr. Ted Christie, President and CEO, annual base salary will be increased to $950,000; (ii) for Mr. John Bendoraitis, Executive Vice President and Chief Operating Officer, annual base salary will increase to $650,000, annual target short-term incentive (“STI”) will increase to 100% of base salary, and annual target LTI grant value will increase to $1,500,000; (iii) for Mr. Matthew Klein, Executive Vice President and Chief Commercial Officer, annual base salary will increase to $525,000, annual target STI will increase to 100% of base salary, and annual target LTI grant value will increase to $1,250,000; and for Mr. Rocky Wiggins, Senior Vice President and Chief Information Officer, annual base salary will increase to $500,000, annual target STI will increase to 80% of base salary, and annual target LTI grant value will increase to $750,000.

Item 7.01.	Regulation FD Disclosure.

A public announcement regarding the foregoing appointment of Mr. Cromer described in Item 5.02 of this Current Report on Form 8-K, as well as regarding other executive appointments, was made by means of a press release on July 1, 2024, which is furnished herewith as Exhibit 99.1.

The information included under this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Frederick A. Cromer Offer Letter

99.1	Press Release, dated July 1, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2024	SPIRIT AIRLINES, INC.

	By:	/s/ Thomas Canfield
	Name:	Thomas Canfield
	Title:	Senior Vice President and General Counsel